DEFA 14A

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the [_]

Registrant

Check the appropriate box:

[ ]       Preliminary Proxy Statement

[_]       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]       Definitive Proxy Statement

[ ]       Definitive Additional Materials

[x]       Soliciting Materials under Rule 14a-12

BNY Mellon Municipal Income Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]       No fee required.

[_]       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

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[_]        Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously.

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BNY Mellon Municipal Income, Inc. (NYSE: DMF)

PROTECT YOUR FUND VOTE ON THE WHITE PROXY CARD – FOR – THE BOARD RECOMMENDED PROPOSALS

Ahead of the Annual Meeting on June 12, 2024 at 11:00 a.m. ET, we are asking you to help defend your Fund and preserve your ability to make the best long-term decisions to help meet your financial goals. PROTECT YOUR INVESTMENT from two activist hedge funds, Saba Capital and Bulldog Investors, who are seeking to take steps that could imperil your Fund’s ability to deliver the consistent income you count on.

On the WHITE proxy card, you will see two proposals. Your Board recommends voting: ✓ FOR your qualified, elected Board members X AGAINST the Board declassification proposal
IMPORTANT: PLEASE DISCARD ANY PROXY CARD YOU RECEIVE FROM SABA OR BULLDOG.

Your qualified Board is best positioned to continue protecting your interests. Your vote will allow you to maintain your long-term investment and the consistent income that matters most.	136 Years of collective board experience prioritizing shareholder interest in BNY Mellon closed-end funds.

Your Fund continues to deliver consistent distributions and outperform its benchmark.

$4.4005

Distributions per share over past 10 years

3.08%

Total returns compared to Bloomberg U.S. Municipal Bond Index of –1.62% year-to-date*

Your Fund is structured to promote stability, continuity, and the preservation of capital over the full life if the Fund.

*As of 4/30/24

DON’T WAIT TO PROTECT YOUR INVESTMENT VOTE today FOR the Board recommended Proposals on the WHITE proxy card

Important Information about the Fund

This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BNY Mellon Municipal Income, Inc. (DMF). The information contained herein does not relate to, and is not relevant to, any other fund or product advised by BNY Mellon Investment Adviser, Inc. or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities.

Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund's dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares.

Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value of a fund's shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount.